Exhibit 10.28

DEVELOPMENT AGREEMENT

BY AND BETWEEN

CORCEPT THERAPEUTICS

AND

FORMULATION TECHNOLOGIES L.L.C.

DATED AS OF

December 14, 2006

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Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ *** ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

DEVELOPMENT AGREEMENT

This DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into effective this 14th day of December, 2006 by and between Corcept Therapeutics Incorporated, a Delaware corporation (“Corcept”), and Formulation Technologies L.L.C., a Texas limited liability company d/b/a PharmaForm (“PharmaForm”).

RECITALS

A.        Corcept is commercializing an oral immediate release solid dosage form, Corlux®
C-1073 (Mifepristone). Corcept has proprietary rights for the therapeutic use of mifepristone and other GR-II antagonists for the treatment of psychiatric and neurological disorders.

B.        PharmaForm is engaged in the business of, and has facilities for, developing, testing and producing drug dosage forms.

C.        Corcept desires to engage PharmaForm and PharmaForm desires to be engaged to develop, manufacture for clinical studies, and FDA filing purposes, an immediate release solid dosage form containing mifepristone (“MIFEPRISTONE”) suitable for oral administration pursuant to a Development Program as hereinafter defined.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and considerations set forth herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following terms shall have the meanings set forth in this Article 1.

1.1        “Confidential Information” shall mean and include this Agreement and any and all information, including but not limited to, clinical, analytical and/or scientific data, reports, processes, procedures, methods, formulations, Inventions, and/or trade secrets relating to Products developed pursuant to this Agreement and any other non-public information disclosed by a party pursuant to this Agreement of any kind, nature or description concerning any matters affecting or relating to the business of PharmaForm or Corcept.

1.2        “Development Program” shall collectively refer to the activities to be conducted by Corcept and PharmaForm with respect to developing one or more products containing MIFEPRISTONE, as reflected by and enumerated in the R&D Plan as set forth in Article 2.

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1.3        “R&D Plan” shall collectively refer to the plan(s) and/or proposals describing the scope(s), task(s) and goal(s) of the Development Program, which shall be attached as Exhibits to and made part of this Agreement, as such plan(s) or proposal(s) may from time to time be added, amended or modified by written agreement of the Parties.

1.4        “Know-How” shall mean all present and future technical information and practical experience which relates to any Product and shall include, without limitation, all biological, chemical, pharmacological, toxicological, clinical, assay, control, and manufacturing data and any other information relating to any Product and useful for the development and commercialization of any Product.

1.5        “Invention(s)” shall mean any and all inventions or improvements, discoveries, know-how, trade secrets, processes, compositions, machines or manufactures or other technology (whether patentable or not) conceived or reduced to practice during the term of this Agreement relating to any Product including any compositions or formulations or any methods or processes of making or using any Product.

1.6        “Product(s)” shall mean any and all pharmaceutical compositions, formulations and dosing units containing MIFEPRISTONE that are developed under this Agreement.

ARTICLE 2

DEVELOPMENT

2.1        Development Program.    Corcept and PharmaForm shall pursue a Development Program as described in the R&D Plan attached as Exhibits, which set forth the agreed tasks and goals of the Development Program. PharmaForm agrees to perform the tasks assigned to it in the R&D Plan and to use its best efforts to accomplish the agreed goals, with Corcept’s support and assistance (to the extent provided in Exhibits). However, nothing therein shall bind PharmaForm to any guarantees of success at any development stage nor shall the failure to achieve the goals of the Development Program result in liability to PharmaForm unless otherwise provided in this Agreement.

2.2        Technology Transfer.    To accomplish the goal of successful formulation and development of Products, Corcept shall use commercially reasonable efforts to transfer to PharmaForm reasonable amount of Product drug substance, analytical methods for drug substance and cleaning methods for drug substance as Corcept deems to be necessary, and such information shall be deemed Corcept’s Confidential Information under Article 6. PharmaForm shall disclose to Corcept all Inventions made and all Know-How generated under the Development Program or relating to Products, promptly and on a regular basis, or as requested by Corcept.

2.3        Regulatory Filings and Meetings.    PharmaForm agrees to use its best efforts to provide information for regulatory filings and meetings at the request of Corcept. Any such

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filings shall become properties of Corcept and shall be deemed Corcept’s Confidential Information under Article 6.

2.4        Project Management and Schedules.    A formalized Product development timeline will be prepared and periodically updated by Corcept based on input from PharmaForm. The project timeline will serve as a project management tool that will contribute to the effectiveness of the collaboration, and will facilitate planning and management of the Development Program. The parties agree to use commercially reasonable efforts to meet the timeline. PharmaForm agrees to make every effort to expedite procurement and delivery of materials required to perform the development work, but if the availability of materials necessary to perform this development work is beyond the control of PharmaForm, then PharmaForm makes no guarantees regarding availability of materials. If PharmaForm becomes aware of a delay that may impact the timeline it will immediately and fully communicate information concerning such delay to Corcept. PharmaForm shall provide Corcept with written reports of its progress in conducting the Development Program together with any data that have been generated under the Development Program on a monthly basis, and such reports and data shall be the property of Corcept and shall be deemed Corcept’s Confidential Information under Article 6.

2.5        Non-Exclusive.    The parties agree and acknowledge that PharmaForm is in the business of providing contract research and development services to the pharmaceutical industry. Accordingly, PharmaForm shall be free to undertake the provision of services to any third party and/or conduct research and development on its own behalf so long as it does not otherwise breach the confidentiality and intellectual property provisions of this Agreement; provided, however, that during the term of this Agreement and during the two year period following its expiration, without the consent of Corcept PharmaForm shall not provide contract research and development services relating to any product or product candidate (i) containing MIFEPRISTONE and (ii) with an intended use or application in the field of neuropsychiatric disorders.

2.6        Commercial Supply Agreement.    The parties agree to negotiate in good faith a commercial supply agreement for the manufacturing, packaging and testing of Product for commercial sale and distribution, and shall use their reasonable efforts to enter into such a contract on or before the submission of an NDA for CORLUX by Corcept.

ARTICLE 3

INTELLECTUAL PROPERTY

3.1        Objective.    The two-fold intellectual property objective is to establish a strong patent position for the Products that maximize the commercial opportunity for the Product(s) while respecting valid third party patents. PharmaForm and Corcept agree to use commercially reasonable efforts to develop patentable Product(s). However, nothing herein is, or shall be construed to be, a guarantee by PharmaForm that any Inventions will result from this Agreement. To the extent any Inventions (whether or not patentable) result from the Development Program under this Agreement, Corcept shall be the sole owner and controller of all Inventions and any

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intellectual property rights arising out of this Agreement. PharmaForm agrees to provide technical assistance as reasonably requested by Corcept’s patent counsel regarding the determination of the freedom to operate in the field of drug compositions, dosage forms, formulations, and delivery systems as they relate to the subject matter of the Development Program. However, it is Corcept’s sole responsibility to make the determinations in regard to both the freedom to operate and decisions to pursue patent protection of Inventions developed pursuant to the Development Program. Corcept is thus solely responsible for decisions associated with preparing and filing patent applications and prosecuting such applications. Corcept shall have sole responsibility for maintaining any patent protection acquired and maintaining any actions against infringing third parties of such intellectual property. PharmaForm shall use its reasonable efforts to avoid potential infringement of third party intellectual property in its performance under this Agreement, and to avoid the unauthorized incorporation of any technology or matter that is claimed or covered by or under any third party patents or other intellectual property rights. Subject to the foregoing, PharmaForm neither guarantees nor assumes any legal liability in the event that: (a) a court of law finds that Corcept’s drug compositions, dosage forms, formulations, and delivery systems infringe the patents of others; or (b) patents issued as a result of work performed in this Agreement are legally challenged by a third party.

3.2        Additional Services.    As requested by Corcept, PharmaForm agrees to provide the following services:

    (a)        Collaborating in setting and executing a patent strategy directed to obtaining claims relating to MIFEPRISTONE and its forms or formulations, including but not limited to claims to compositions of matter, pharmaceutical compositions, formulations, process methodology, dosage forms performance, and methods of treatment.

    (b)        Participating in interpretation of published patents and patent applications to facilitate formulation development, assisting Corcept’s patent counsel in setting a legal strategy by providing technical assistance, aiding in the preparation of patent application(s), disclosing inventions developed pursuant to the Development Program, assisting in inventorship determinations, assisting in obtaining inventor signatures required for patent filing and patent prosecution, and seeking reasonable assistance from the inventors for patent filing and patent prosecution.

    (c)        Upon reasonable notice, participating in meetings with Governmental Patent office(s) as may be necessary in the U.S. and abroad to facilitate the issuance or defense of patents disclosing inventions resulting from the Development Program.

3.3        Know-How.    All Know-How and intellectual property of Corcept received by PharmaForm is Confidential Information of Corcept and is the sole and exclusive property of Corcept. All Inventions and Know-How and other data identified, discovered, developed, learned or applied in developing Product(s) or otherwise in performance of services in accordance with this Agreement, shall be and is deemed assigned to Corcept and is the

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Confidential Information of Corcept, and is the sole and exclusive property of Corcept. All Know-How and intellectual property of PharmaForm received by Corcept related to PharmaForm’s business and not arising from PharmaForm’s services with regard to Product(s) hereunder is Confidential Information of PharmaForm and is the sole and exclusive property of PharmaForm.

3.4        Intellectual Property Ownership.    The parties agree that Corcept is and shall be the sole owner and controller of any intellectual property rights, including all rights to Inventions, arising out of this Agreement. PharmaForm shall and hereby does assign all rights, title and interest in any Inventions arising out of this Agreement to Corcept. Notwithstanding the foregoing, Corcept acknowledges and agrees that PharmaForm retains all right, title and license in PharmaForm’s technology, knowledge, formulas, software, models, development tools and routines, as well as derivatives and modifications thereof that exist on or prior to the Effective Date (the “Developer Stock”), and that Corcept shall have no rights in and to the Developer Stock incorporated into the Product. Without the prior written consent of Corcept, PharmaForm shall not incorporate any Developer Stock into the Products. The parties agree that:

    (a)        Corcept shall pay to PharmaForm the amounts for applications and patents specified in Section 4.2;

    (b)        Corcept shall be responsible for payment of all fees and costs, including without limitation attorneys’ fees, relating to the filing and prosecution of each patent application hereunder;

    (c)        Each patent application and patent is assigned to Corcept;

    (d)        Corcept shall pay no royalty to PharmaForm or other inventors;

    (e)        Corcept shall pay no amount to PharmaForm for filing of foreign patent applications or issuance of foreign patents;

    (f)        Fees as specified in Section 4.2 are due for each application or patent with at least one PharmaForm inventor, even if Corcept co-inventors are listed on the application or patent; and

    (g)        Neither party guarantees that a patent or patent application will be filed, issued or maintained.

ARTICLE 4

PAYMENTS

4.1        Development Payment Schedule and Related Costs.    The parties hereby agree to the following development payment schedule:

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    (a)        Development Payments.    Corcept agrees to pay PharmaForm according to the payment schedule set forth in individual proposals for specific development tasks outlined in Exhibits and additional tasks, as defined in such proposals. Corcept agrees that any amount not paid within 30 days of notice is overdue and will accrue interest at the lesser of [ *** ] per month or the maximum rate allowed by law. In addition, without waiving all other rights or remedies under law, PharmaForm may refuse to continue work under this Agreement, terminate this Agreement under Section 8 of this Agreement and/or seek collection from Corcept, including reasonable attorneys’ fees and costs of court. Changes to this payment schedule are to be submitted in writing (i.e., change order) for prior written approval by Corcept.

    (b)        Clinical Supplies.    If requested by Corcept, production and testing of clinical supplies will be provided under separate proposals and attached as Exhibits. The acquisition of specific items required for the manufacture of the clinical supplies, such as analytical columns, analytical reference standards, drug substance, specialty excipients tablet tooling, and packaging supplies, will be addressed in a separate proposals and attached as Exhibits.

    (c)        Travel.    The cost of travel by PharmaForm representatives as requested by Corcept under this Agreement is not included in this budget and will require preapproval by Corcept and will be invoiced to Corcept in accordance with PharmaForm’s standard travel billing policies.

4.2        Intellectual Property Payment Schedule.    In consideration of the assignment of all intellectual property as described in Article 3 and in addition to the amounts paid pursuant to Section 4.1, Corcept agrees to pay PharmaForm the following amounts, but subject to the maximum set forth below:

    U.S. Patent Applications or U.S. Patents. Corcept agrees to pay PharmaForm for each U.S. patent application filed, and each U.S. patent issued that claims any Invention developed pursuant to the Development Program where a PharmaForm employee is listed as an inventor or co-inventor according to the following fee schedule:

Provisional U.S. Patent Application Filed	[ *** ]
U.S. Patent Issued	[ *** ]

Corcept agrees to pay PharmaForm an hourly rate of [ *** ]for work related to preparation and prosecution of any patent applications or patents described in Section 3.2.

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[ *** ]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 5

PUBLICATION; PROHIBITION ON PUBLIC DISCLOSURE OF AGREEMENT

Corcept acknowledges that PharmaForm may have an interest in publishing certain results of the Development Program, but PharmaForm recognizes that Corcept’s interest in obtaining valid patent protection and protecting Corcept’s business interests takes precedence over any such publication interest. Consequently, PharmaForm agrees that it shall not publish or disclose any Inventions or Know-how or data resulting from the Development Program or any other Confidential Information of Corcept without the prior written consent of Corcept.

Corcept acknowledges and agrees that due to the nature of mifepristone and certain applications for which it was designed, PharmaForm has an interest in prohibiting and limiting public disclosure of the terms and existence of this Agreement and the relationship between Corcept and PharmaForm evidenced by this Agreement. Accordingly, unless agreed upon in writing between PharmaForm and Corcept, neither party shall discuss with third parties or originate any publicity, news release or other public or private announcement, written or oral, whether to the public press, stockholders or otherwise, regarding any matters relating to the existence, content or terms of this Agreement, or any amendment hereto, or the performance by either of the parties hereunder, except for such announcement as in the opinion of legal counsel to the party making such announcement is required under applicable law or stock exchange regulations, in which event such party shall give the other party an opportunity, reasonable under the circumstances, to review the form and content of the announcement before such legally required disclosure is made. Subject to confidentiality obligations set forth in this Agreement, either party may discuss the terms of the Agreement with directors, officers, shareholders, legal advisors, consultants, and financial investors.

ARTICLE 6

CONFIDENTIALITY

6.1        Nondisclosure Obligations and Exceptions.    All Confidential Information received by one party from the other party or developed pursuant to this Agreement is to be considered highly confidential. The receiving party shall not use, except as provided for under this Agreement, or disclose to others (except to those of its directors, officers, employees, consultants or agents who require the information for purposes of carrying out the Agreement and who are bound by a nondisclosure agreement not less restrictive than the provisions in this Agreement) any such Confidential Information received from or developed by the other without the express prior written consent of the other party; provided, however, that the forgoing restrictions on disclosure and use shall not apply to any specific Confidential Information of a party that the receiving party can demonstrate with competent evidence:

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    (a)        was already known to the receiving party at the time of disclosure without obligation to keep it confidential, as demonstrated by written documentation;

    (b)        is generally available at the time of disclosure to the public, or subsequently becomes generally available to the public other than by an act or omission on the part of the receiving party charged with the obligations;

    (c)        subsequent to the disclosure is acquired from or made available by a third party having the lawful right to disclose such information; or

    (d)        is developed by the receiving party without use of or reference to the disclosing party’s confidential information.

For purposes of this Article 6, PharmaForm shall be deemed to be the “receiving party” for any and all Confidential Information of Corcept that is initially developed by PharmaForm pursuant to this Agreement and assigned to Corcept as provided in Sections 3.1, 3.3 and/or 3.4.

6.2        Permitted Disclosures.    Notwithstanding the foregoing limits on disclosure of Confidential Information, a receiving party shall be permitted to disclose Confidential Information of the other party solely to the extent such disclosure:

    (a)        is legally compelled to be disclosed pursuant to government regulation, a subpoena, court order or administrative order or other legal process; provided, however, that such party shall have first provided prompt written notice to the other party of such subpoena, court order or administrative order or other legal process so that such party may raise any objections on its behalf and on behalf of the other party, which rights are expressly reserved, seek a protective order or other appropriate remedy, and/or otherwise agree to disclose for purposes of complying with such subpoena, court order or administrative order or other legal process; and further provided that should disclosure be required, such party shall exercise its commercially reasonable efforts, at the expense of the disclosing party, to ensure that confidential treatment be accorded such information;

    (b)        is required by law or regulation in connection with seeking approvals, registrations, licenses, authorizations, visas, or permits required by any governmental authority or agency in any country in order to import, offer for sale, sell, market, manufacture, have made or use the Product(s) developed pursuant to this;

    (c)        to a treating physician or health professional in the event that a medical emergency associated with the handling or exposure to a Product developed pursuant to this Development Agreement by a PharmaForm employee or authorized representative solely to the extent that the physician or health professional determines that a medical need exists for Confidential Information in order to administer appropriate emergency or first-aid treatment; provided, that Corcept shall promptly be notified of any disclosure required under this Section 6.2(c) and the requesting physician or health professional

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shall immediately be referred to the appropriate contact person or representative of Corcept; or

    (d)        if the disclosing party waives the right to restrict disclosure under this Article 6.

6.3        Term of Confidentiality.    The restrictions on disclosure and use of Confidential Information shall remain in force until [ *** ], the date of the expiration confidentiality obligations set forth in the Mutual Confidentiality and Non-Disclosure Agreement dated [ *** ] by and between PharmaForm and Corcept. In the event of breach or threatened breach of the provisions of this Section, either party shall be entitled to an injunction restraining the other party from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting a party from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the other party.

ARTICLE 7

INDEMNIFICATION

7.1        Warranties.

    (a)        PharmaForm represents and warrants that: (i) PharmaForm has the legal authority and right to enter into this Agreement; (ii) it has no obligation to any other party which is in conflict with its obligations under this Agreement; (iii) all activities hereunder will be completed in a timely fashion, will conform to consistently high standards of workmanship and the specifications reasonably requested by Corcept, and will be conducted in compliance with all applicable laws, rules, regulations, guidelines and standards and; (iv) all employees of PharmaForm have and will continue to have the knowledge, experience, and skill to provide, and will provide, the services hereunder and have executed an invention assignment agreement assigning all Inventions related to this Agreement to PharmaForm, (v) all Product shall have been manufactured and shipped in conformance with the specifications provided by Corcept and will have been manufactured in accordance with current Good Manufacturing Practices, (vi) Product will not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 321 et seq., as amended (“FFDCA”), or under any other applicable laws, rules, regulations or requirements, and (vii) it will have obtained and maintained such approvals as may be required under applicable laws, rules, regulations and requirements to operate its manufacturing facility for the purposes contemplated by this Agreement.

    (b)        Corcept represents and warrants that: (i) it has the legal authority and right to enter into this Agreement; (ii) it has no obligation to any other party which is in conflict with its obligations under this Agreement; and (iii) it will conduct all activities under this Agreement in compliance in all material respects with all applicable local, state and federal laws.

    (c)        EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES HEREUNDER AND DISCLAIMS

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[ *** ]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ALL WARRANTIES EXCEPT THOSE SET FORTH HEREIN, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.2        Indemnification by Corcept.    Corcept agrees to indemnify and hold PharmaForm and each of its affiliates and representatives harmless from any and all liability, loss, or damage PharmaForm might suffer as a result of claims, demands, costs or judgments (including reasonable attorneys’ fees and costs of court) against it arising out of this Agreement, including, without limitation, any and all claims to the extent arising out of (a) any use of Product by Corcept or third parties or the formulation of Product by PharmaForm in accordance with the terms of this Agreement (and any amendments, addendums or exhibits to this Agreement), (b) the manufacture, design, handling, use, sale, offer for sale, distribution or other exploitation by Corcept or its licensees of any Product or (c) patent infringement that may be brought against PharmaForm related to such formulation, use or exploitation of the Product as a result of intellectual property not provided by PharmaForm; provided, however, that this indemnity will not cover any claims, demands, costs or judgments brought against PharmaForm that are or are alleged to arise solely from the negligence, bad faith, or misconduct of PharmaForm; a material breach of any applicable federal, state or local law by PharmaForm; a material breach of this Agreement by PharmaForm; or an act of alleged infringement of third party intellectual property based on PharmaForm’s activities under this Agreement or unauthorized incorporation of any technology, matter or intellectual property that is covered under any third party intellectual property.

7.3        Indemnification by PharmaForm.    PharmaForm agrees to indemnify and hold Corcept and each of its affiliates and representatives harmless from any and all liability, loss or damage Corcept might suffer as a result of claims, demands, costs or judgments (including reasonable attorneys’ fees and costs of court) to the extent arising out of the (a) the negligence, bad faith or misconduct on the part of PharmaForm, (b) a material breach of any applicable federal, state or local law by PharmaForm, (c) a material breach of this Agreement by PharmaForm, or (d) an act of alleged infringement of third party intellectual property based on PharmaForm’s activities under this Agreement or unauthorized incorporation of any technology, matter or intellectual property that is covered under any third party intellectual property, other than infringement based on intellectual property provided by Corcept.

7.4        Duty to Indemnify.    Each party’s agreement to indemnify and hold the other harmless is conditioned on the indemnified party: (a) providing written notice to the indemnifying party of any claim, demand or action arising out of the Indemnified activities as soon as practicable but at least within 15 days after the indemnified party receives written notice of such claim, demand or action, (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim, demand, or action, (c) assisting the indemnifying party at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim, demand or action, and (d) not compromising or settling such claim or demand without the indemnifying party’s prior written consent.

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7.5        General Regulatory Compliance.    Each party, at its own expense, will comply in all material respects with all applicable laws, orders and regulations of any governmental authority with jurisdiction over its activities in connection with this Agreement. Each party will furnish to the other party any information required to enable the other party to comply in all material respects with applicable laws and regulations related to the Products.

7.6        Limitation of Liability.    EXCEPT WITH RESPECT TO LOSSES PAYABLE IN RESPECT OF INDEMNIFICATION OBLIGATIONS HEREUNDER, OR CAUSED BY A BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY OBLIGATIONS HEREUNDER OR BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD OR INTENTIONAL OR NEGLIGENT MISREPRESENTATION OF A PARTY, A PARTY HEREUNDER SHALL NOT BE LIABLE TO THE OTHER PARTY FOR (I) ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF OR (II) ANY AMOUNT GREATER THAN [ *** ] THE AGGREGATE OF ALL PAYMENTS PAYABLE TO PHARMAFORM BY CORCEPT UNDER THIS AGREEMENT.

ARTICLE 8

TERM AND TERMINATION

8.1        Term.    The term of this Agreement (“Term”) shall commence upon the Effective Date and expire upon the completion of the Development Program, unless terminated earlier as provided in Section 8.2 or 8.3 below.

8.2        Termination for Cause.    Either party may terminate this Agreement, at its option, upon the occurrence of any of the following:

    (a)        Voluntary Liquidation Events.    The other party shall (i) seek the liquidation, reorganization, dissolution or winding up of itself or the composition or readjustment of all or substantially all of its debts, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or any substantial portion of its assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under applicable bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts or (v) adopt any resolution of its board of directors or shareholders for the purpose of effecting any of the foregoing.

    (b)        Involuntary Liquidation Events.    A proceeding or case shall be commenced without the application or consent of the other party and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the following shall be entered and continue unstayed in effect, for a period of 90 days from and after the date service of process is effected upon the other party, seeking (a) its liquidation, reorganization, dissolution or winding up, or the composition or

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[ *** ]	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

readjustment of all or substantially all of its debts, (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets or (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or readjustment of debts.

    (c)        Material Breach.    Upon or after the breach of any material provision of this Agreement, if the breaching party has not cured such breach within 45 days after written notice thereof from the other party.

8.3        Termination.    Corcept shall have the right to terminate this Agreement upon 180 days written notice to PharmaForm. PharmaForm shall have the right to terminate this Agreement upon 180 days written notice to Corcept; provided, however, if PharmaForm reasonably determines that continuing to perform its obligations under this Agreement will result in a material adverse effect on PharmaForm’s ongoing business, operations or personnel as a result of negative or adverse publicity or responses from other clients or potential clients of PharmaForm, PharmaForm and Corcept shall use commercially reasonable efforts to expedite the transfer of all manufacturing operations and obligations away from PharmaFrom, after which point PharmaForm shall have the right to terminate this Agreement.

8.4        Effect of Termination.    Termination of this Agreement shall not relieve the parties of any obligation, including the payment of money, accruing prior to such expiration or termination. Sections 2.4 and 3.3 and the provisions of Articles 4, 6, 7 and 9 shall survive the expiration or termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

9.1        Notice.    Any notice given under this Agreement must be in writing and will be effective when delivered to the other party at the address set forth for that party below. Notice addresses may only be changed in writing by the parties by following the notice provisions of this Section 9.1.

Formulation Technologies, LLC

d/b/a/ PharmaForm

11400 Burnet Road

Suite 4010

Austin, Texas 78758

Attn: John Koleng, Ph.D.

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California 94025

Attn: Robert L. Roe, M.D.

11400 Burnet Road Building 4, Suite 4010 Austin, Texas 78758	Ph (512) 834-0449 Fax (512) 834-2105 www.pharmaform.com

9.2        Entire Agreement.    This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto. No prior drafts of this Agreement may be used in the construction or interpretation of this Agreement.

9.3        Waiver.    The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

9.4        Headings.    The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

9.5        Drafting.    This Agreement was, and shall be deemed for all purposes to have been, drafted by both parties.

9.6        Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

9.7        Assignment.    This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned or transferred by a party without such prior consent to any successor entity by merger, sale, transfer, or consolidation or the transferee of all or substantially all of the assets of the business unit to which this Agreement relates. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

9.8        Force Majeure.    Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (except for the failure to pay money) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, but not limited to, fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party. The delayed party’s time for performance will be excused for the duration of the force majeure, but if the force majeure events lasts longer than 60 days, the other party may immediately terminate this Agreement by giving written notice to the delayed party.

9.9        Dispute Resolution.    Except as otherwise specifically provided herein, any disputes or disagreements arising under the Agreement will be referred to the chief executive officers of PharmaForm and Corcept for good faith discussions, for a period not to exceed 60

11400 Burnet Road Building 4, Suite 4010 Austin, Texas 78758	Ph (512) 834-0449 Fax (512) 834-2105 www.pharmaform.com

days. During such 60 days, both parties may in good faith explore resolution of the dispute using alternative dispute resolution techniques before pursuing other remedies. If such dispute is not resolved by the end of such 60-day period, the parties shall be free to pursue any legal or equitable remedy available to them.

9.10        Independent Contractors.    Corcept and PharmaForm each acknowledge that they shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Corcept nor PharmaForm shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other party, without the prior consent of the other party to do so.

9.11        Severability.    Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

9.12        Product Labeling.    Corcept covenants and agrees to use its commercially reasonable efforts to ensure that the product labeling and packaging on any NDA Product batches or commercial Product batches does not include any information relating to or identifying PharmaForm or associating PharmaForm with the Product, including, without limitation, petitioning the FDA to prevent the inclusion of any information identifying PharmaFrom on the product labeling.

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11400 Burnet Road Building 4, Suite 4010 Austin, Texas 78758	Ph (512) 834-0449 Fax (512) 834-2105 www.pharmaform.com

FORMULATION TECHNOLOGIES L.L.C.
d/b/a PHARMAFORM

By:	/s/ John Koleng, Ph.D.
John Koleng, Ph.D.
Chief Operating Officer

CORCEPT THERAPEUTICS

By:	/s/ Robert L. Roe, M.D.
Robert L. Roe, M.D.
President

Exhibit A – Development Program Tasks

•	Transfer tablet manufacturing process to PharmaForm; conduct process improvement trials as required to achieve a reliable tablet production and coating process.

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Develop and validate analytical methods required for testing the drug product and drug substance. Specific methods required for testing will be based on published regulatory guidance, specific regulatory feedback from the FDA and other regulatory agencies and experience with the product.

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Produce registration stability batches that will be used to establish the stability of the product in the NDA or other regulatory submission. Conduct stability studies (thermal and photostability) according to regulatory guidance to generate stability data for regulatory submissions.

•	Perform product scale-up trials to scale the product from the registration stability batch size to commercial size and establish criteria for process and product validation.

•	Prepare a process and product validation protocol and produce validation batches according to the protocol. Perform stability testing on the validation batches.

•	Conduct additional product development activities as needed to address specific development issues as they arise.